Exhibit 99.1

CytoSorbents Changes Contract Research Organizations and Temporarily Pauses Enrollment in REFRESH 2-AKI Study

MONMOUTH JUNCTION, NJ – November 25, 2019 - CytoSorbents Corporation (NASDAQ: CTSO) is temporarily pausing enrollment of its REFRESH 2-AKI study at the recommendation of its Data Monitoring Committee (DMC) as the Company transitions to a new contract research organization (CRO) for the trial. The DMC recommended this pause following a blinded, interim, milestone review of clinical study data. The DMC requested that additional data analysis and clinical data, not pre-specified in the current version of the protocol, be provided by CytoSorbents and its newly appointed CRO, to improve the monitoring of patient safety endpoints. There were no specific adverse events of clinical outcomes cited in the DMC's initial recommendations following this review. To enable the efficient and thorough collection of this information for patients that have completed the trial, the DMC has recommended a pause in enrollment. CytoSorbents and its CRO plan to fulfill the requests of the DMC, which may require the filing of a protocol amendment with the FDA, in a timely manner.

During this period, CytoSorbents intends to focus its clinical and financial resources to accelerate its clinical trial strategy to obtain U.S. FDA regulatory approval of CytoSorb for other specific applications, including the removal of antithrombotic agents such as ticagrelor, to reduce the severe or massive bleeding risk and significant costs in patients who undergo emergency cardiac surgery.

The REFRESH 2-AKI trial is evaluating the use of two CytoSorb cartridges in parallel during cardiac surgery to reduce the incidence or severity of acute kidney injury 48 hours after surgery in two populations: patients undergoing valve replacement surgery, and those undergoing aortic reconstruction with hypothermic cardiac arrest. CytoSorb has been used safely during complex cardiac surgery outside of the U.S. in a single cartridge configuration in thousands of surgeries. CytoSorbents plans to provide additional updates concerning the status and timing of the REFRESH 2-AKI trial as warranted.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to reduce inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  The Company has also initiated the company-sponsored U.K. TISORB trial evaluating the removal of ticagrelor in emergency cardiac surgery patients. CytoSorb® has been used in more than 73,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $29 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements also include, but are not limited to, statements about our ability to fulfill the requests of the DMC on a timely basis, or at all, or our ability to effectively redirect budgeted financial resources towards accelerating our clinical trial strategy to obtain U.S. FDA regulatory approval of CytoSorb, if at all. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 7, 2019, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact: Amy Vogel Investor Relations (732) 398-5394 avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact: Joshua Berkman Rubenstein Public Relations 212-805-3055 jberkman@rubensteinpr.com